EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-249217 and 333-204433) and Form S-8 (No. 333-248130) of American Strategic Investment Co. of our report dated March 19, 2025 relating to the financial statements and financial statement schedule which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 19, 2025